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*** Text Omitted and Filed separately Confidential Treatement Requested Under
    17 C.F.R. Sections 200.80(b)(4), 200.83 and 240.24b-2

                                                                 EXHIBIT 10.33


                GENOMIC DATABASE COLLABORATION AND LICENSE AGREEMENT


     THIS GENOMIC DATABASE COLLABORATION AND LICENSE AGREEMENT ("Agreement") is made as of December 31, 1997, by and between GENE LOGIC INC., a Delaware corporation ("Gene Logic"), located at 10150 Old Columbia Road, Columbia, Maryland 21046 and N.V. ORGANON ("Organon"), a corporation organized under the laws of The Netherlands, located at Kloosterstraat 6, 5349 AB, Oss, The Netherlands.

                                 WITNESSETH:

     WHEREAS, Gene Logic has developed technologies and know-how with respect to high throughput analysis of gene expression and gene regulation for use in the identification of drug targets and the discovery of pharmaceutical products;

     WHEREAS, Organon is a company engaged in the development and commercialization of pharmaceutical products;

     WHEREAS, Organon and Gene Logic wish to enter into a collaborative effort directed toward the development of a Research Database (as defined herein) that will contain all of the data derived from tissue samples delivered by Organon to Gene Logic for the identification of genes which might encode potential drug targets; and

     WHEREAS, through the Research Program (as defined herein), Organon intends to discover new drug targets for the development and commercialization of pharmaceutical products.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained herein, Gene Logic and Organon agree as follows:

1.   DEFINITIONS.

     The following capitalized terms shall have the meanings indicated for purposes of this Agreement:

     1.1 "AFFILIATE" shall mean any corporation, association or other entity which directly or indirectly controls, is controlled by or is under common control with the party in question. As used in this definition of "Affiliate," the term "control" shall mean direct or indirect beneficial ownership of more than 50% of the voting or income interest in such corporation or other business entity.

     1.2 "AGREEMENT DATE" shall mean the date of this Agreement first written above.

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     1.3    "AGREEMENT TERM" shall mean the period from the Agreement Date until, with respect to each Product, the expiration of the last royalty obligation owed by Organon to Gene Logic with respect to such Product, or until this Agreement is otherwise terminated pursuant to its terms.

     1.4    "ALLIANCE DIRECTOR" shall have the meaning set forth in Section 3.3.

     1.5 "BASE INFORMATION" shall mean all sequence information pertaining to cDNAs, partial cDNAs and their corresponding full length cDNAs and proteins resulting from work performed under the Research Program.

     1.6 "CDNA" shall mean a DNA copy of a mRNA, including, without limitation, all cDNA clones and cDNA templates derived from a given gene transcript and its corresponding coding sequence, including the full length sequence.

     1.7 "CONTROL" shall mean possession of the ability to grant the licenses or sublicenses or to make the assignments as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

     1.8 "DIAGNOSTIC PRODUCT" shall mean any product or service or combination thereof used for the diagnosis, prognosis and/or monitoring of progression of any disease or disorder which is developed utilizing, or is comprised of, any Gene Target or which incorporates any Gene Target DNA or RNA sequence.

     1.9 "EFFECTIVE DATE" shall mean the date that Samples are first delivered to Gene Logic by Organon, which date is expected to be on or before April 1, 1998 but shall in any event be no later than July 1, 1998.

     1.10   "FDA" shall mean the United States Food and Drug Administration.

     1.11 "FIELD OF USE" shall mean all internal research uses by Organon of Gene Targets and the development and commercialization of those Therapeutic Products described in Section 1.35(a). All uses of Gene Targets as Protein Products, Nucleic Acid Products or Diagnostic Products are excluded from the Field of Use.

     1.12   "FURTHER DEVELOPMENT" shall have the meaning set forth in Section
2.6.

     1.13 "GENE EXPRESS-TM- NORMAL DATABASE" shall mean Gene Logic's GENE EXPRESS-TM- NORMAL database (it being the intent of the parties that such term shall include any successor database created by Gene Logic with content substantially equivalent to that of the GENE EXPRESS-TM- NORMAL database).

     1.14 "GENE LOGIC SOFTWARE" shall mean Gene Logic's software programs for the analysis of gene expression and gene regulation and the identification and

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prioritization of genes as drug targets that are Controlled by Gene Logic as of the Agreement Date or during the Research Term.

     1.15 "GENE LOGIC TECHNOLOGY" shall mean (a) all discoveries, inventions, information, data, know-how, trade secrets and materials (whether or not patentable) that are Controlled by Gene Logic as of the Agreement Date or during the Research Term and that pertain to (i) Gene Logic's READS-TM- and MuST-TM-technologies, (ii) the Gene Logic Software and (iii) the database architecture and design of, and the analytical tools within, the Research Database and the GENE EXPRESS-TM- NORMAL Database, and (b) all Patent Rights or other intellectual property rights of Gene Logic covering the foregoing.

     1.16 "GENE PRODUCTS" shall mean all partial cDNAs, DNAs, genes, full length cDNAs corresponding thereto and proteins encoded therefrom.

     1.17   "GENE TARGET" shall have the meaning set forth in Section 2.6.

     1.18 "GENE TARGET KNOW-HOW" shall mean all discoveries, inventions, information, data, know-how, trade secrets and materials for the manufacture, use or sale of a Gene Target, which are Controlled by Gene Logic during the Agreement Term, but excluding Gene Logic's Patent Rights.

     1.19   "INVENTION(s)" shall have the meaning set forth in Section 4.1.

     1.20 "NET SALES" shall mean the gross invoices delivered by Organon or its Affiliates or sublicensees, or by Gene Logic or its Affiliates or sublicensees, as appropriate, for the sale of a Product, less the following deductions:

         (1) Prompt payment or other trade or quantity discounts actually allowed and taken in such amounts as are customary in the trade;

         (2) Amounts repaid or credited by reason of timely rejections or returns;

         (3) Taxes on the sale of a Product (other than franchise or income taxes on the income of the seller) actually paid or withheld;

         (4) Allowances for bad debt to the extent such amounts were previously invoiced and included in Net Sales for royalty purposes and were subsequently actually written off by such party (Organon or its Affiliate or sublicensee, or Gene Logic or its Affiliate or sublicensee, as appropriate); and

         (5) Transportation and delivery charges, including insurance premiums, actually incurred.

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     Notwithstanding the foregoing, amounts received by such party (Organon or its Affiliate or sublicensee, or Gene Logic or its Affiliate or sublicensee, as appropriate) for the sale of Products among such party and its Affiliates whether for their internal use or for resale or other disposition will not be included in the computation of Net Sales hereunder.

     1.21 "NUCLEIC ACID PRODUCT" shall mean any gene therapy product or antisense product, in any dosage form or formulation by any route of administration, for the prevention or treatment of any disease or disorder which is or comprises any full, partial or modified RNA or DNA sequence corresponding to or complementary to a Gene Target RNA or DNA sequence.

     1.22 "PATENT RIGHT(s)" shall mean, with respect to Gene Logic or Organon, all United States and foreign patents (including all reissues, extensions, confirmations, registrations, re-examinations, and inventor's certificates) and patent applications (including, without limitation, all substitutions, continuations, continuations-in-part and divisionals thereof) necessary for the purposes of this Agreement Controlled by Gene Logic or Organon at any time during the Agreement Term.

     1.23 "PRODUCT" shall mean a Therapeutic Product or Protein Product, as applicable.

     1.24 "PROTEIN PRODUCT" shall mean any product for the prevention or treatment of any disease or disorder, in any dosage form or formulation for delivery by any route of administration, which is or comprises a protein or peptide encoded by the full, partial or mutated RNA or DNA sequence corresponding to a Gene Target RNA or DNA sequence (but excluding any such protein or peptide that has been substantially modified), including any therapeutic antibody.

     1.25 "PROTEIN PRODUCT FIELD OF USE" shall mean all uses of Gene Targets for the development and commercialization of Gene Targets as Protein Products or as those Therapeutic Products described in Section 1.35(b). All uses of Gene Targets as Nucleic Acid Products or Diagnostic Products are excluded from the Protein Product Field of Use.

     1.26 "REGULATORY APPROVAL" shall mean (i) approval of an NDA or comparable applicable filing by the FDA permitting commercial sale of a Product and (ii) any comparable approval permitting commercial sale of a Product granted by applicable authorities in any country or jurisdiction other than the United States.

     1.27 "RESEARCH DATABASE" shall mean the database created by Gene Logic using the Gene Logic Technology pursuant to the Research Plan and containing all of the data derived from experiments conducted with respect to Samples.

     1.28   "RESEARCH PLAN" shall have the meaning set forth in Section 2.1.

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     1.29   "RESEARCH PROGRAM" shall mean that program of research performed by the parties pursuant to Section 2 for the research, discovery and characterization of genes through the application of bioinformatics and genomic technologies to analyze Samples, and the use of such genes for the development and commercialization of Products. As used herein, the term "genomic technologies" shall mean, without limitation, technologies for the analysis of gene expression and gene regulation, hybridization array techniques, high speed sequencing and generation of expressed sequence tags.

     1.30 "RESEARCH TERM" shall mean the period commencing on the Effective Date and ending upon the third anniversary of the Effective Date, subject to extension or earlier termination as set forth herein.

     1.31   "RMC" shall have the meaning set forth in Section 3.1.

     1.32 "SAMPLES" shall mean human or animal tissue samples or cell lines supplied by Organon to Gene Logic for analyses pursuant to the Research Plan.

     1.33 "SCIENTIFIC FTE" shall mean the equivalent of a full-time researcher's or program manager's work time over a 12 month period (including normal vacations, sick days and holidays).

     1.34 "SYNTHESIS AND TESTING" shall mean a project approved by the Organon Research Committee based on a Gene Target (a) aiming at optimisation of a lead compound or lead compounds to develop a Therapeutic Product described in Section 1.35(a) or (b) aiming at development of a Protein Product or a Therapeutic Product described in Section 1.35(b).

     1.35 "THERAPEUTIC PRODUCT" shall mean any product for the prevention or treatment of any disease or disorder, in any dosage form or formulation by any route of administration, which product is or comprises (a) a molecule, compound or other agent, regardless of its function or utility, which is discovered or whose utility is discovered utilizing, in whole or in part, a Gene Target, whether or not in the course of the Research Program, or (b) a protein or peptide encoded by the full, partial or mutated RNA or DNA sequence corresponding to a Gene Target RNA or DNA sequence, which protein or peptide has been substantially modified, and in each case excluding any Nucleic Acid Product, Diagnostic Product or Protein Product.

     1.36 "THIRD PARTY" shall mean any party other than Organon or Gene Logic or an Affiliate of either of them.

2.   RESEARCH PROGRAM.

     2.1 UNDERTAKING AND SCOPE. During the 45 days after the Agreement Date, Organon will work to develop a plan for the creation and use of the Research Database,

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with input as appropriate from Gene Logic.  The RMC will review and, in its discretion, approve or modify the general direction of such plan. Such plan, as approved by the RMC for any year of the Research Program, is referred to herein as the "Research Plan." At least 90 days before each anniversary of the Effective Date during the Research Term, Organon will propose to the RMC a Research Plan providing for such additional quantities and types of Samples to be analyzed and included in the Research Database during the following year of the Research Program, with input as appropriate from Gene Logic, and the RMC shall review, modify if appropriate, and approve such Research Plan by such anniversary. At any time, the RMC may modify or amend any such Research Plan as appropriate or necessary to reflect the parties' experiences in performing the Research Program. Each party agrees to use all reasonable efforts to perform the activities detailed in the Research Plan in a professional and timely manner. The parties agree that the Research Program will not include any research, discovery or development activities primarily directed toward the discovery and characterization of genes associated with the indications listed on Schedule 2.1 and that the collaboration between the parties contemplated by this Agreement will not cover the indications listed on Schedule 2.1.

     2.2 PERSONNEL AND RESOURCES. Each party agrees to commit the personnel, facilities, technology and other resources necessary to perform its obligations under the Research Plan; PROVIDED, HOWEVER, that neither party warrants that the Research Program shall achieve any of the research objectives contemplated by them. During the Research Term, Organon and Gene Logic will each maintain the number of Scientific FTEs, which in the case of Gene Logic shall not be fewer than [ . . . *** . . .] Scientific FTEs, devoted to cooperative work as are required under the Research Plan. The scientific priorities and direction of the work of such Scientific FTEs will be determined by the RMC. Organon will provide funding to support Gene Logic's performance of its obligations under the Research Plan as set forth in Section 6.

     2.3 INFORMATION AND REPORTS CONCERNING THE RESEARCH DATABASE. All information, technology or inventions relating to the Samples and the analysis of such Samples made by either party in the course of the Research Program will be promptly disclosed to the other as necessary to enable the parties to conduct the Research Program, with significant discoveries or advances being communicated as soon as practicable after such information is obtained or its significance is appreciated. The parties will exchange at least quarterly written reports presenting a meaningful summary of their activities performed under this Agreement during the Research Term.

     2.4 SAMPLES. Organon shall supply Samples to Gene Logic in sufficient varieties and quantities, as well as background information with respect to such Samples and related experimental protocols, for Gene Logic to develop the Research Database and otherwise carry out the purposes of this Agreement and the Research Plan. Gene Logic will, and will take reasonable steps to ensure that its employees and agents, use the


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Samples and background information in a manner that is consistent with the terms of this Agreement and the Research Plan.

     2.5 TERM OF THE RESEARCH PROGRAM. Work under the Research Program will commence as of the Effective Date and, unless terminated earlier by either party pursuant to the terms of this Agreement or extended by mutual agreement of the parties, will terminate upon expiration of the Research Term. [. . . *** . . .], any licenses granted to Gene Logic pursuant to
Section 5.7 shall remain in full force and effect.

     2.6     SELECTION OF GENE TARGETS.

            (a) Organon will use reasonable efforts consistent with its obligations under the Research Plan to identify Gene Products as potential targets for the development of pharmaceutical products. Organon shall select certain of such Gene Products as targets for further development of pharmaceutical products using information obtained from the Research Database or the GENE EXPRESS-TM- NORMAL Database. Any Gene Product which is selected as a target for further development using information obtained from the Research Database or the GENE EXPRESS-TM- NORMAL Database (as evidenced by laboratory notebooks kept by Organon) and which Organon uses in Further Development (as defined below) shall be a "Gene Target."

            (b) Organon agrees to keep laboratory notebooks that record whether information obtained from the Research Database or the GENE EXPRESS-TM- NORMAL Database has been used in the selection of Gene Products as targets for further development and to provide an independent third party, reasonably acceptable to both parties, with access to such laboratory notebooks upon reasonable prior notice and during normal business hours for purposes of confirming the use of such information. In addition, Organon agrees that, if so requested by Gene Logic, it will enter into a third party escrow arrangement under which it will place into escrow notice of the selection of Gene Products as targets for further development using information obtained from the Research Database or the GENE EXPRESS-TM- NORMAL Database.

            (c) Based upon Organon's standard, internal research and development criteria, Organon will, in its sole discretion, decide whether to commence Further Development with regard to a particular Gene Product. Organon shall notify Gene Logic in writing and make the payment described in Section 6.3 prior to using any Gene Target in Further Development. For purposes of this Agreement, "Further Development" of a Gene Target as (i) a Therapeutic Product
described in Section 1.35(a) will be the              [ . . . *** . . .] or (ii)
a Protein Product or a Therapeutic Product described in Section 1.35(b) will be [ . . . *** . . .].

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            (d)  Notwithstanding the foregoing, Organon shall have no
obligations to make any payments for any Gene Target selected after the [. . . *** . . .] of the end of the Research Term, and Gene Logic shall have no obligation to convey to Organon any rights to any such Gene Target under
Section 5.3.

3.   RESEARCH MANAGEMENT COMMITTEE; ALLIANCE DIRECTORS; DISPUTE RESOLUTION.

     3.1 RESEARCH MANAGEMENT COMMITTEE. Promptly after the Agreement Date, Organon and Gene Logic will each appoint two representatives to a research management committee (the "RMC"). Attached as Schedule 3.1 is a list of representatives the parties intend to appoint to the RMC. One of the Organon representatives shall be identified as chairman of the RMC. The RMC will review, direct and supervise all operational and scientific aspects related to the creation of the Research Database. The duties of the RMC shall include approving the Research Plan pursuant to which Organon will deliver Samples to Gene Logic, agreeing to resource allocations necessary to process such Samples (including the allocation of Scientific FTEs), monitoring the parties' progress under the Research Plan and evaluating the means through which Organon has access to the Research Database. The RMC will meet quarterly, or more frequently if mutually agreed, and will alternate sites of meetings between Gene Logic's offices and Organon's offices. Each party recognizes the importance of the RMC in the success of the Research Program and will use diligent efforts to cause all of its representatives to such committee to attend all meetings of such committee. A party may change any of its appointments to the RMC at any time upon giving written notice to the other party. Any disputes or disagreements within the RMC shall be resolved pursuant to Section 3.4.

     3.2 RMC MEETINGS. The RMC may meet by telephone or video conference or in person at such times as are agreeable to the members of such committee. Attendance at meetings shall be at the respective expense of the participating parties. The chairman of the RMC shall assure that agendas and minutes are prepared for each of its meetings. All actions taken and decisions made by the RMC shall be by unanimous agreement. If personal attendance is not possible for valid reasons, voting by proxy is permissible.

     3.3 ALLIANCE DIRECTORS. Each party shall designate one of its employees as an alliance director ("Alliance Director") for all of the activities contemplated under this Agreement. Such Alliance Directors will be responsible for the day-to-day coordination of the performance of the Research Program and will serve to facilitate communication between the parties with respect thereto.

     3.4 DISPUTE RESOLUTION. Disputes or disagreements between the parties arising hereunder will be referred to the RMC during the Research Term. The representatives of Organon on the RMC shall have the right to resolve any dispute or

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disagreement between the parties with respect to the Research Plan.  If the
RMC is unable to resolve, after 30 days, a dispute or disagreement regarding any issue presented to it or arising in it other than a dispute or disagreement with respect to the Research Plan, or if the dispute or disagreement arises after the Research Term, such dispute will be referred to the Chief Executive Officer of Gene Logic and the Director of Research and Development of Organon for good faith resolution, for a period of 90 days.
If such dispute is not resolved by the end of such 90-day period, then such issue shall be submitted for resolution through mediation within 30 days after either party requests mediation, according to the terms set forth in
Section 11.

4.   PATENTS, KNOW-HOW RIGHTS AND INVENTIONS.

     4.1 OWNERSHIP OF INVENTIONS. Inventorship of any inventions (whether or not patentable) that are conceived, generated or reduced to practice during the course of the Research Program ("Inventions") shall be determined in accordance with United States laws of inventorship. Ownership of Inventions shall be determined in the manner described in this Section 4 and, if not provided for herein, shall be determined in accordance with inventorship.

     4.2 OWNERSHIP OF GENE LOGIC TECHNOLOGY AND GENE LOGIC SOFTWARE. Subject to the grant of intellectual property rights to Organon under the non-exclusive or exclusive licenses granted under Section 5, Gene Logic shall own all rights to the Gene Logic Technology and the Gene Logic Software. The filing, prosecution and maintenance of Patent Rights, copyrights and other proprietary rights directed at the protection of all rights to the Gene Logic Technology and the Gene Logic Software shall be the responsibility of, and at the discretion of, Gene Logic.

     4.3 OWNERSHIP OF IMPROVEMENTS TO GENE LOGIC TECHNOLOGY AND GENE LOGIC SOFTWARE. Gene Logic Technology and Gene Logic Software shall also include any enhancements or improvements to the Gene Logic Technology and Gene Logic Software discovered by either party during the course of the Collaboration. Organon hereby irrevocably assigns to Gene Logic all right, title and interest in and to enhancements or improvements to such Gene Logic Technology and Gene Logic Software discovered by Organon. If Organon has any rights that cannot be assigned to Gene Logic, Organon waives the enforcement of such rights, and if Organon has any rights that cannot be assigned or waived, Organon hereby grants to Gene Logic an exclusive, irrevocable, perpetual, worldwide, fully-paid license, with right to sublicense through multiple tiers of sublicense, to such rights. The filing, prosecution and maintenance of such assigned or licensed Patent Rights, copyrights and other proprietary rights directed at the protection of all rights to the enhancements or improvements to the Gene Logic Technology and Gene Logic Software shall be the responsibility of, and at the discretion of, Gene Logic.

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     4.4    OWNERSHIP OF CERTAIN INVENTIONS.

            (a) Subject to the grant of intellectual property rights to [. . . *** . . .]. [. . . *** . . .] hereby irrevocably assigns to
[. . .*** . . .] all right, title and interest of [. . . *** . . .] in and to the [. . . *** . . .]. If [. . . *** . . .] has any rights that cannot be assigned to [. . . *** . . .] of such rights, and if [. . . *** . . .] has any rights that cannot be assigned or waived, [. . . *** . . .] hereby
[. . . *** . . .]. The filing, prosecution and maintenance of Patent Rights, copyrights and other proprietary rights directed at the protection of all rights to such [. . . *** . . .] Inventions shall be the responsibility of, and at the discretion of, [. . . *** . . .]. In order to minimize redundant patent filings, [. . . *** . . .] may notify [...***...] of the subject matter of any patent application it proposes to file with respect to an [. . . *** . . .], and [. . . *** . . .] agrees to inform [. . . *** . . .]
of whether [. . . *** . . .] has previously filed a patent application covering such subject matter or, subject to any obligation of confidentiality, has been granted rights by a Third Party under a published patent application or issued patent covering such subject matter.

            (b) With respect to Patent Rights, copyrights or other proprietary rights directed at the protection of the [. . . *** . . .] will provide drafts of documents to be submitted to any governmental patent agency or other authority with respect to initial filings and other filings in the United States and Europe to [. . . *** . . .]for review and comment prior to submission, and [. . . *** . . .]shall offer its comments promptly.
[. . . *** . . .] will take [. . . *** . . .] comments into consideration and will use its best efforts to ensure that any filings with respect to such Patent Rights, copyrights or other proprietary rights preserve the rights to be granted to [. . . *** . . .] as contemplated under this Section 4.4. If
[. . . *** . . .] files a patent application or makes any other filing to protect proprietary rights with respect to an [. . . *** . . .] Invention pursuant to this Section 4.4 and subsequently decides to discontinue prosecution and maintenance of such application or other filing, it will first give [. . . *** . . .] prior notice of such decision and the opportunity to assume prosecution and maintenance of such patent application or other filing, at [. . . *** . . .] expense.

            (c) [. . . *** . . .] hereby grants to [. . . *** . . .] (i)
to all [. . . *** . . .] claimed therein for all research uses of such (provided that [. . . *** . . .] will not include any additional sequence information generated by [. . . *** . . .] or its employees, agents, consultants, Affiliates of sublicensees in any research database other than the Research

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Database), subject to [. . . *** . . .] right to use such [. . . *** . . .]
for its [. . . *** . . .] for clarification purposes, [. . . *** . . .] means use of the [. . . *** . . .] but does not include [. . . *** . . .], (ii) for all uses of such [. . . *** . . .] for the discovery, development and commercialization of [. . . *** . . .] as [. . . *** . . .], (iii) for all uses of such [. . . *** . . .] the discovery, development and commercialization of [. . . *** . . .] as [. . . *** . . .], and (iv) for all uses of such [. . . *** . . .] for the discovery, development and commercialization of [. . . *** . . .]as [. . . *** . . .]. All rights under such Patent Rights and other proprietary rights which are not subject to the license granted to [. . . *** . . .] under this Section 4.4(c) shall be retained by [. . . *** . . .].

     4.5    PATENT PROTECTION.

            (a) RIGHTS TO FILE, PROSECUTE AND MAINTAIN PATENT RIGHTS. The party designated as responsible for the filing, prosecution and maintenance of Patent Rights and other proprietary rights pursuant to Section 4.2, 4.3 or 4.4, as applicable, or the owner of the applicable Invention if not otherwise indicated (the "Responsible Party") shall have the right, at its option and expense, to prepare, file and prosecute any patent applications or other appropriate filings with respect to the matters described in the respective sections and to maintain any patents issued thereon, copyrights or other similar rights.

            (b) COOPERATION. Each party agrees to cooperate, both during and after the term of this Agreement, with the Responsible Party in the preparation and prosecution of all patent applications or other appropriate filings contemplated by this Agreement and in the maintenance of any patents, copyrights or other similar rights issued thereon; PROVIDED, HOWEVER, that, following the Research Term, the Responsible Party shall reimburse the other party for its out-of-pocket expenses incurred in connection with such cooperation. Such cooperation will include the execution of all documents necessary or desirable for the Responsible Party to fulfill its obligations hereunder. In particular, if


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necessary, Organon agrees to provide background information in support of the preparation and prosecution of such patent applications or other filings regarding mRNA source (the identity of the cell or tissue and mode of activation, if any, of the cell or tissue, from which the mRNA has been prepared).

            (c) COMMUNICATION REGARDING PATENT PROTECTION. The Responsible Party will prepare, prosecute and maintain (and shall keep the other party currently informed of all steps to be taken in such preparation, prosecution and maintenance of) all Patent Rights, copyrights or other similar rights with respect to which it is responsible and shall furnish the other party with copies of documentation of such Patent Rights, copyrights or other similar rights and other related correspondence relating thereto with respect to which it is responsible to and from governmental patent agencies or other authorities.

            (d) REIMBURSEMENT FOR CERTAIN PATENT EXPENSES. In the event that Organon receives the grant pursuant to Section 5.3(b) of an exclusive license to Patent Rights and other proprietary rights based upon data provided by a Third Party, Organon shall reimburse Gene Logic for out-of-pocket expenses with respect to such Patent Rights and other proprietary rights incurred by Gene Logic during the term of such license within 30 days of receipt of an invoice therefor; provided that, if other parties have rights under such Patent Rights and other proprietary rights for diagnostic, gene therapy or antisense uses, Organon shall only be required to reimburse Gene Logic for Organon's proportional share of such out-of-pocket expenses with respect to such Patent Rights and other proprietary rights.

     4.6 INFRINGEMENT BY THIRD PARTIES. In the event Gene Logic or Organon becomes aware of any actual or threatened infringement of any Patent Right, copyright, trademark, trade secret or other intellectual property right of either party which claims an Invention, that party shall promptly notify the other party, and (i) Gene Logic shall have the right, at its option and expense, to determine how to proceed in connection with any such actual or threatened infringement of any Patent Right, copyright, trademark, trade secret or other intellectual property right with respect to which Gene Logic is the Responsible Party, and (ii) Organon shall have the right, at its option and expense, to determine how to proceed in connection with any such actual or threatened infringement of any Patent Right, copyright, trademark, trade secret or other intellectual property right with respect to which Organon is the Responsible Party. Notwithstanding the foregoing, in the event of any actual or threatened infringement of any Patent Right, copyright, trademark, trade secret or other intellectual property right which claims an Organon Invention, which infringement interferes with any of the rights granted to Gene Logic under
Section 4.4(c) but does not interfere with Organon's use of such Patent Right, copyright, trademark, trade secret or other intellectual property right, then Gene Logic shall have the right, at its option and expense, to determine how to proceed in connection with any such actual or threatened infringement. If either party commences any actions or proceedings (legal or otherwise) pursuant to this Section 4.6, it shall prosecute the same vigorously at its expense and shall not abandon or compromise them or fail to exercise any rights of appeal without giving the other party the right to take over the prosecuting party's conduct at such other party's own expense. Neither party shall have the right to settle any patent infringement litigation under this Section 4.6 in a manner that diminishes the rights or interests of the other party without the consent of such other party. Any recovery realized as a result of any patent infringement action under this Section 4.6 shall belong to the party who brought the action.

     4.7    ALLEGATIONS OF INFRINGEMENT BY THIRD PARTIES.

            (a) The parties acknowledge that, in order to exploit the rights contained herein, Organon may require licenses under Third Party patent rights that may be infringed by the use by Organon of the rights granted herein and it is hereby agreed that it shall be Organon's responsibility to satisfy itself as to the need for such licenses (other than licenses to Third Party patent rights that are infringed by the Gene Logic Technology) and, if necessary, to obtain such licenses.

            (b) Organon shall be solely responsible for any threatened or actual claims for Third Party patent infringement or other Third Party intellectual property right arising out of the manufacture, use, sale or importation of a Product sold by Organon, its Affiliates or sublicensees. Upon receiving notice of such actual or threatened claims, Organon shall promptly meet with Gene Logic to discuss the course of action to be taken to resolve or defend any such infringement litigation.

5.   LICENSES.

     5.1 RESEARCH DATABASE AND GENE EXPRESS-TM- NORMAL DATABASE LICENSE TO ORGANON. Subject to the terms and conditions of this Agreement and except as provided in Section 2.1, Gene Logic hereby grants to Organon an exclusive, worldwide license to use the Research Database, together with a non-exclusive, worldwide license to use the GENE EXPRESS-TM- NORMAL Database, in each case solely for its internal research purposes to identify Gene Targets during the Research Term. Organon will have no right to sublicense to Third Parties under such rights and shall not provide the Research Database, the GENE EXPRESS-TM-NORMAL Database or any Gene Logic Technology or Gene Logic Software with respect thereto, to any Third Party (other than consultants to whom disclosure is permitted under Section 8.3) without prior written consent of Gene Logic. Following the expiration of the Research Term, and provided Organon has paid to Gene Logic all of the Database Access Fees set forth in Section 6.1, Gene Logic hereby grants to Organon a perpetual, exclusive, worldwide license to use the Research Database solely for its internal research purposes, subject only to the obligations of Organon to make the milestone and royalty payments described in Sections 6.3, 6.4 and 7. Notwithstanding the foregoing, Organon may provide Gene Targets to a Third Party so long as Organon obtains Gene Logic's prior written approval of the provision of Gene Targets to such

Third Party, which approval will not unreasonably be withheld, and any use of the Gene Targets by such Third Party is subject to all of the terms and conditions (including, without limitation, the economic terms) of this Agreement. Organon may elect to extend the term of the foregoing non-exclusive GENE EXPRESS-TM- NORMAL Database license following the expiration of the Research Term upon financial terms and other conditions mutually satisfactory to the parties by providing written notice of such election to Gene Logic at least 90 days prior to the date upon which such rights would otherwise expire.

     5.2 LICENSE OF SAMPLES TO GENE LOGIC. Organon grants to Gene Logic a non-exclusive, fully-paid, worldwide license to use and analyze the Samples provided by Organon and the data and progeny derived therefrom for purposes of the Research Program during the Research Term.

     5.3 GENE TARGET LICENSE TO ORGANON. Subject to the terms and conditions of this Agreement, with respect to each Gene Target for which Organon has paid the fee described in Section 6.3:

            (a) Gene Logic hereby grants and agrees to grant to Organon a non-exclusive, worldwide license (without the right to sublicense) under the Patent Rights and Gene Target Know-How Controlled by Gene Logic, if any, to develop, make, have made, use, import, offer for sale and sell such Gene Target in the Field of Use; and

            (b) If Organon has requested rights to such Gene Target in the Protein Product Field of Use and provided that Gene Logic has not previously granted an exclusive license or right to such Gene Target to a Third Party in the Protein Product Field of Use, Gene Logic hereby grants and agrees to grant to Organon an exclusive, worldwide license (with the right to sublicense) under the Patent Rights and Gene Target Know-How Controlled by Gene Logic, if any, to develop, make, have made, use, import, offer for sale and sell such Gene Target in the Protein Product Field of Use.

     5.4 ORGANON RIGHT OF FIRST NEGOTIATION. With respect to each Gene Target for which Organon has paid the fee described in Section 6.3 and Patent Rights and other proprietary rights have been exclusively licensed to Organon under Section 5.3, Gene Logic hereby grants to Organon an exclusive right of first negotiation to obtain an exclusive, worldwide license (with the right to sublicense) under the Patent Rights and Gene Target Know-How Controlled by Gene Logic, if any, to develop, make, have made, use, import, offer for sale and sell such Gene Target as a Nucleic Acid Product or Diagnostic Product for [ . . . ***
 . . .], such license to be upon commercially reasonable terms to be negotiated in good faith by the parties. Organon shall provide written notice to Gene Logic (the "Exercise Notice") as to whether it would like to exercise its right of first negotiation pursuant to this Section 5.4. If Gene Logic proposes to develop any such Gene Target as a Nucleic Acid Product or Diagnostic Product or to license to a Third Party rights with respect to any such Gene Target for development or commercialization


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

as a Nucleic Acid Product or Diagnostic Product, Gene Logic shall so notify Organon and, if Organon does not provide an Exercise Notice with respect to such Gene Target within [ . . . *** . . .] of such notice from Gene Logic, then the right of first negotiation with respect to such Gene Target shall terminate. If Organon does not exercise its right of first negotiation with respect to a Gene Target, or if such right of first negotiation terminates without exercise by Organon, Organon shall have no further rights under this
Section 5.4 with respect to such Gene Target, and Gene Logic shall be free to proceed with the development, manufacture, use, import or sale of such Gene Target as a Nucleic Acid Product and Diagnostic Product, either by itself or through one or more Third Parties. If Organon does exercise its right of first negotiation with respect to such Gene Target pursuant to this Section 5.4, then for a period of up to [ . . . *** . . .] following the date of the Exercise Notice, the parties shall negotiate in good faith regarding the terms of such license, which terms shall be commercially reasonable; PROVIDED, HOWEVER, that if at the end of such [ . . . *** . . .] period, the parties have not reached mutual agreement with regard to such terms as evidenced by a written agreement, Organon shall have no further rights with respect to such Gene Target under this Section 5.4, and Gene Logic shall be free to proceed with the development, manufacture, use, import or sale of such Gene Target as a Nucleic Acid Product and Diagnostic Products, either by itself or through one or more Third Parties, upon principal financial terms in the aggregate no more favorable to such Third Party(ies) than those proposed to Organon.

     5.5    DILIGENCE.

            (a) During the Research Term, Gene Logic shall use commercially reasonable and diligent efforts, consistent with the Research Program, to perform analysis of the Samples using the Gene Logic Technology (including, but not limited to, analysis of gene expression, hybridization array techniques, gene sequencing and generation of expressed sequence tags) to develop the Research Database. In addition, during the Research Term, Gene Logic shall use commercially reasonable and diligent efforts, consistent with its internal development plans, to develop the GENE EXPRESS-TM- NORMAL Database. In this regard, Gene Logic will provide to Organon its development plans for the GENE EXPRESS-TM- NORMAL Database on an annual basis, in conjunction with review and approval of the Research Plan. For purposes of this Agreement, "commercially reasonable and diligent efforts" will mean, unless the parties agree otherwise, those efforts consistent with the exercise of prudent scientific and business judgment, as applied to other research efforts and to products of similar scientific and commercial potential within such party's relevant research programs and product lines.

            (b) During the Research Term, Organon shall use commercially reasonable and diligent efforts to conduct active, ongoing research activities utilizing the Research Database and the GENE EXPRESS-TM- NORMAL Database.

                                          *Confidential Treatment Requested

            (c) Without limiting the foregoing, Organon (or its Affiliates or sublicensees) shall use commercially reasonable and diligent efforts to develop and commercialize any Protein Products to which it has rights under this Agreement. Gene Logic may provide [ . . . *** . . .] written notice to Organon if in its opinion, Organon (or its Affiliates or sublicensees) is not using commercially reasonable and diligent efforts with regard to a Protein Product, whereupon the parties agree to hold a meeting, attended by individuals with decision-making authority, to attempt in good faith to negotiate a resolution of the dispute. If, within [ . . . *** . . .] after such meeting, the parties have not succeeded in negotiating a resolution of the dispute, then such dispute shall be submitted for resolution according to the terms set forth in
Section 11.

            (d) In addition, in the event that Organon elects not to pursue the development or commercialization of any Protein Product to which it has rights under to this Agreement for any reason, Organon shall promptly notify Gene Logic thereof, and, upon such notice, the exclusive license granted to Organon pursuant to Section 5.3(b) with respect to the applicable Gene Target in the Protein Product Field of Use on a worldwide basis will be terminated.

     5.6 REPORTS. Organon hereby agrees to keep Gene Logic informed on a reasonable basis of its efforts to select Gene Targets and to develop Products, and to provide written reports to Gene Logic on an annual basis (the "Reports"). The Reports shall provide, as applicable, the following information: (i) a listing of the Gene Products which Organon has identified as prospects for Further Development, (ii) Organon's progress toward selection of particular Gene Products for Further Development, (iii) Organon's plans for Further Development with regard to selected Gene Targets,
(iv) Organon's progress in screening, pre-clinical or clinical development for Gene Targets, and (v) Organon's progress in lead optimization and pre-clinical or clinical development of lead compounds identified through the use of Gene Targets.

     5.7 RETAINED RIGHTS. Gene Logic retains all rights to Nucleic Acid Products and Diagnostic Products, except as otherwise agreed between the parties pursuant to Section 5.4. Upon termination of Organon's rights to use the Research Database, the GENE EXPRESS-TM- NORMAL Database and the Gene Logic Software, except with respect to any Gene Target being pursued in Further Development by Organon in accordance with this Agreement, all rights to all Gene Products and related information will revert to Gene Logic and Gene Logic will have a non-exclusive, perpetual, fully-paid, worldwide license to the data and progeny derived from the Samples provided by Organon and related information contained in the Research Database.

                                          *Confidential Treatment Requested

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

6.   PAYMENTS AND ROYALTIES.

     6.1 DATABASE ACCESS PAYMENTS TO GENE LOGIC. The following payments ("Database Access Fees") will be made to Gene Logic to defray research costs associated with creating the Research Database and analyzing Samples pursuant to the Research Plan:

            (a) Organon shall pay Gene Logic (i) [. . . *** . . .] upon the Agreement Date and (ii) [ . . . *** . . .] upon Gene Logic's development of a Research Database containing READS-TM- data for [ . . . *** . . .] Samples (I.E., [ . . . *** . . .] Samples supplied by Organon) OR on the
[ . . . *** . . .] of the Effective Date if Gene Logic has developed a Research Database containing READS-TM- data on [ . . . *** . . .] of any lesser number of Samples provided by Organon during the first year of the Research Term.

            (b) Organon shall pay Gene Logic [ . . . *** . . .] on the second anniversary of the Effective Date; provided that the Research Term has not been terminated pursuant to Section 2.5.

            (c) Organon shall pay Gene Logic [ . . . *** . . .] on the third anniversary of the Effective Date; provided that the Research Term has not been terminated pursuant to Section 2.5.

     6.2    RESEARCH SUPPORT.

            (a) During the Research Term, Organon shall provide Gene Logic with financial support for the Research Program for Gene Logic's Scientific FTEs at a rate of [ . . . *** . . .] per Scientific FTE. The FTE payment rate payable pursuant to this Section 6.2(a) shall be reevaluated annually on each anniversary of the Effective Date and adjusted in proportion to the percentage increase in the Consumer Price Index since the last adjustment. The number of Scientific FTEs for each year of the Research Term will be set forth in the applicable Research Plan; provided that such number shall not be less than [ .
 . . *** . . .] Scientific FTEs in any one-year period.

            (b) Research funding payments shall be made in advance in four quarterly payments during each year of the Research Term (i.e., on or before April 1, July 1, October 1 and January 1 of each year for use in the next quarter). An initial payment will be made within 15 days of the Effective Date, pro-rated to cover the remainder of such calendar quarter. The last payment for the Research Program shall be pro-rated to the end of Research Term.

            (c)  If the Research Program is terminated by Organon pursuant to
Section 2.5, Organon shall continue to provide Gene Logic with financial support for the terminated Research Program for the number of Scientific FTEs provided in the then

                                          *Confidential Treatment Requested

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

applicable Research Plan as otherwise provided in this Section 6.2 until the effective date of the termination following the notice period as provided in
Section 2.5.

     6.3 GENE TARGET FEES. Organon shall pay [ . . . *** . . .] to Gene Logic for each Gene Target which Organon selects for Further Development pursuant to Section 2.6. The [ . . . *** . . .] payment shall be made to Gene Logic prior to commencement of Further Development using such Gene Target. At the time of such payment, Organon will notify Gene Logic in writing of whether it wishes to obtain rights to such Gene Target in the Protein Product Field of Use.

     6.4    ROYALTIES PAYABLE BY ORGANON.

            (a) Organon will pay Gene Logic royalties at the following rates on Net Sales of each Product:

                        (i) Organon shall pay Gene Logic a royalty on Net Sales of each Therapeutic Product as follows:

               Annual Net Sales

               (million US$)  Royalty Rate

               [ . . . *** . . .]  [ . . . *** . . .]

                        (ii) Organon shall pay Gene Logic a royalty on Net Sales of each Protein Product as follows:

               Annual Net Sales

               (million US$)  Royalty Rate

               [ . . . *** . . .]  [ . . . *** . . .]

            (b) The royalty payable with respect to all Net Sales during a given calendar year shall be calculated by multiplying total Net Sales during such calendar year by the applicable royalty rate determined based on total Net Sales during such calendar year. Royalties shall be payable on all Net Sales of any Product for the period of time commencing on the date such Product is first sold commercially in any country and ending, on a country-by-country basis, [. . . *** . . .] from the date of such first commercial sale of such Product in such country. Organon shall remain responsible for all royalty payments payable to Gene Logic pursuant to this
Section 6 whether Organon or its Affiliates or sublicensees or any Third Party to whom Organon has provided Gene Targets under Section 5.1 generates Net Sales.

                                          *Confidential Treatment Requested

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

     6.5 CURRENCY OF PAYMENT. All payments to be made under this Agreement shall be made in United States dollars in the United States to a bank account designated by Gene Logic. All amounts payable by Organon to Gene Logic pursuant to this Section 6 shall be non-refundable and non-creditable against any other payments due under this Agreement. Royalties shall be determined in the currency of the country in which they are earned and then converted to its equivalent in United States currency. The buying rates involved for the currency of the United States into which the currencies involved are being exchanged shall be the one quoted by The Wall Street Journal (or, if not available, by Citibank (or its successor in interest) in New York, New York) at the close of business on the last business day of the quarterly period in which the royalties were earned to determine any such conversion.

     6.6 PAYMENT AND REPORTING. By March 1 of each calendar year, Organon will communicate to Gene Logic a forecast of Net Sales for each Product to be sold pursuant to this Agreement in a given calendar year on a country-by-country basis, including a calculation of the royalty amount payable for each Product using such forecast and supporting data sufficient to confirm the accuracy of such calculations (the "Forecast Royalty Amount") starting the quarter in which the first commercial sale is made for such Product. Gene Logic will issue an invoice to Organon on the first day of the months of April, July and October for an amount equal to 25% of the Forecast Royalty Amount, payable within 30 days after the date of such invoice. Within 30 days after the end of each calendar year, Organon will communicate to Gene Logic the actual Net Sales for each Product sold pursuant to this Agreement for such calendar year, including a calculation of the royalty amount payable on such actual Net Sales and supporting data sufficient to confirm the accuracy of such calculations (the "Actual Royalty Amount"). Gene Logic will promptly issue either an invoice to Organon for the amount, if any, by which the Actual Royalty Amount exceeds all royalty payments already made for such calendar year, payable within 30 days after the date of such invoice or a credit to be applied to the next quarter if an overpayment has occurred. All amounts payable to Gene Logic pursuant to this Agreement shall be made by wire transfer pursuant to the instructions set forth on Schedule 6.6.

     6.7 RECORDS AND AUDITS. During the Agreement Term and for a period of five years thereafter, Organon shall keep complete and accurate records pertaining to the development and sale or other disposition of Products in sufficient detail to permit Gene Logic to confirm the accuracy of all payments due hereunder. Gene Logic shall have the right to cause an independent, certified public accountant reasonably acceptable to Organon to audit such records to confirm Net Sales and royalty and other payments for the preceding year. Such audits may be exercised during normal business hours once a year upon at least 30 working days' prior written notice to Organon. Gene Logic shall bear the full cost of such audit unless such audit discloses a variance of more than 5% from the amount of the Net Sales or royalties or other payments due under this Agreement. In such case, Organon shall bear the full cost of such audit and Gene Logic shall have the right to audit all prior years not previously audited.


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

7.   MILESTONES FOR THERAPEUTIC PRODUCTS AND PROTEIN PRODUCTS.

     7.1    MILESTONES.

            (a) Organon shall pay Gene Logic the following amount with respect to each Therapeutic Product designated as a Therapeutic Product Lead (defined below), within 30 days following such designation:

                 (i) [ . . . *** . . .] for each Therapeutic Product designated as a Therapeutic Product Lead within [ . . . *** . . .] following the date of selection of a Gene Target for Further Development pursuant to Section 2.6; or

                 (ii) [ . . . *** . . .] for each Therapeutic Product designated as a Therapeutic Product Lead if such designation occurs anytime after [ . . . *** . . .] following the date of selection of a Gene Target for Further Development pursuant to Section 2.6.

For purposes of this Section 7.1(a), a Therapeutic Product is designated a "Therapeutic Product Lead" when Organon commences the Synthesis and Testing phase of development of such Therapeutic Product. Organon shall provide prompt written notice to Gene Logic thereof.

            (b) Organon shall pay Gene Logic the following amount with respect to each Protein Product designated as a Protein Product Lead (defined below), within 30 days following such designation:

                 (i) [ . . . *** . . . ] for each Protein Product designated as a Protein Product Lead within [ . . . *** . . .] following the date of selection of a Gene Target for Further Development pursuant to Section 2.6; or

                 (ii) [ . . . *** . . .] for each Protein Product designated as a Protein Product Lead if such designation occurs anytime after [ . . . *** .
 . . ] following the date of selection of a Gene Target for Further Development pursuant to Section 2.6.

For purposes of this Section 7.1(b), a Protein Product is designated a "Protein Product Lead" when Organon commences the Synthesis and Testing phase of development of such Protein Product. Organon shall provide prompt written notice to Gene Logic thereof.

            7.2  MILESTONE PAYMENTS.  Milestone payments made under this
Section 7 shall be non-refundable and non-creditable against any other payments due under this Agreement. Milestone payments made under this Section 7 shall fund in substantial part the research costs associated with this Agreement.

                                          *Confidential Treatment Requested

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

8.  CONFIDENTIALITY AND SECURITY.

            8.1 SECURITY OF RESEARCH DATABASE, GENE EXPRESS-TM- NORMAL DATABASE AND GENE LOGIC SOFTWARE. The parties agree that the following additional terms and conditions apply to the information and data contained in or derived from the Research Database and the GENE EXPRESS-TM- NORMAL Database that are disclosed and Gene Logic Software that is provided under the provisions of this
Agreement:

            (a) Organon may use the Research Database, the GENE EXPRESS-TM-NORMAL Database and the Gene Logic Software only for its own internal use in secure work facilities by authorized personnel and shall not make any copies of the Research Database, the GENE EXPRESS-TM- NORMAL Database or the Gene Logic Software.

            (b) Organon will be provided with access to the Research Database, the GENE EXPRESS-TM- NORMAL Database and the Gene Logic Software only through a secure, encrypted link to Gene Logic's computer system.

            (c) Organon will promptly notify Gene Logic of any (i) loss, theft or unauthorized disclosure of information or data derived from the Research Database, the GENE EXPRESS-TM- NORMAL Database or the Gene Logic Software and
(ii) unauthorized access to the Research Database, the GENE EXPRESS-TM- NORMAL Database or the Gene Logic Software.

            (d) Upon termination of the term of the applicable license as provided in Section 5.1 with respect to the Research Database or the GENE EXPRESS-TM- NORMAL Database and upon termination of the Research Program as provided in Section 2.5 with respect to the Gene Logic Software, Organon shall immediately discontinue use of the Research Database or the GENE EXPRESS-TM-NORMAL Database, and of any information or data derived from the Research Database (except for Gene Targets that are the subject of the licenses as set forth in Section 5.3) or the GENE EXPRESS-TM- NORMAL Database, or use of the Gene Logic Software, as applicable, and Organon shall (i) cooperate with Gene Logic to terminate the encrypted link to Gene Logic's computer system and (ii) promptly deliver to Gene Logic copies of any information and data derived from the Research Database, the GENE EXPRESS-TM- NORMAL Database or the Gene Logic Software, as applicable.

     8.2    CONFIDENTIALITY.

            (a) Except as specifically permitted hereunder, each party hereby agrees to hold in confidence and not use on behalf of itself or others all technology, data, samples, technical information, commercialization, clinical and research strategies, know-how and trade secrets provided by the other party (the "Disclosing Party") during the Agreement Term and all data, results and information developed pursuant to the Research Program and solely owned by the Disclosing Party or jointly owned by the parties

(collectively the "Confidential Information"), except that the term "Confidential Information" shall not include:

                 (i) information that is or becomes part of the public domain through no fault of the party that receives such Confidential Information (the "Receiving Party") or its Affiliates;

                 (ii) information that is obtained after the date hereof by the Receiving Party or one of its Affiliates from any Third Party which is lawfully in possession of such Confidential Information and not in violation of any contractual or legal obligation to the Disclosing Party with respect to such Confidential Information;

                 (iii) information that is known to the Receiving Party or one or more of its Affiliates prior to disclosure by the Disclosing Party, as evidenced by the Receiving Party's written records;

                 (iv) information which has been independently developed by the Receiving Party or one of its Affiliates without the use of such Confidential Information, as evidenced by the Receiving Party's written records; and

                 (v) information that is required to be disclosed to any governmental authorities or pursuant to any regulatory filings, but only to the limited extent of such legally required disclosure.

            (b) The obligations of this Section 8.2 shall survive for a period of 10 years from the completion or termination of the Research Program with respect to Confidential Information resulting from the Research Program and for a period of five years following the date of disclosure with respect to any other Confidential Information.

     8.3 PERMITTED DISCLOSURES. Confidential Information may be disclosed to employees, agents, consultants or sublicensees of the Receiving Party or its Affiliates and, with respect to Organon, any Third Party to whom Organon is permitted to provide Gene Targets under Section 5.1, but only to the extent required to accomplish the purposes of this Agreement and only if the Receiving Party obtains prior agreement from its employees, agents, consultants and sublicensees and, with respect to Organon, any Third Party to whom Organon is permitted to provide Gene Targets under Section 5.1 to whom disclosure is to be made to hold in confidence and not make use of such information for any purpose other than those permitted by this Agreement. Each party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that such employees, agents, consultants and sublicensees and, with respect to Organon, any Third Party to whom Organon is permitted to provide Gene Targets under Section 5.1 do not disclose or make any unauthorized use of the Confidential Information. Notwithstanding any other provision of this Agreement, each party may disclose the terms of this Agreement to lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such party either (i) upon the written consent of the other party or (ii) if the disclosing party obtains a signed confidentiality agreement with such financial institution with respect to such information, upon terms substantially similar to those contained in this Section 8.

     8.4 PUBLICATION. The parties shall cooperate in appropriate publication of the results of research and development work performed pursuant to this Agreement, but subject to the predominating interest to obtain patent protection for any patentable subject matter. To this end, prior to any public disclosure of such results, the party proposing disclosure (the "Publishing Party") shall send the other party (the "Reviewing Party") a copy of the information to be disclosed, and shall allow the Reviewing Party 30 days from the date of receipt in which to determine whether the information to be disclosed contains subject matter for which patent protection should be sought prior to disclosure, or otherwise contains Confidential Information of the Reviewing Party. The Publishing Party shall be free to proceed with the disclosure unless prior to the expiration of such 30-day period the Reviewing Party notifies the Publishing Party that the disclosure contains subject matter for which patent protection should be sought or Confidential Information of the Reviewing Party, and the Publishing Party shall then delay public disclosure of the information for an additional period of up to six months to permit the preparation and filing of a patent application on the subject matter to be disclosed or for the parties to determine a mutually acceptable modification to such publication to protect the Confidential Information of the Reviewing Party adequately. The Publishing Party shall thereafter be free to publish or disclose the information. The determination of authorship for any paper shall be in accordance with accepted scientific practice.

     8.5 PRESS RELEASE. The parties agree that a press release announcing the matters covered by this Agreement will be prepared in advance and will be subject to the mutual approval of the parties, which approval will not unreasonably be withheld; PROVIDED, HOWEVER, that nothing herein shall prohibit a party from disclosing the terms of this Agreement to the extent required to comply with applicable securities laws.

9.   REPRESENTATIONS AND WARRANTIES.

     9.1 LEGAL AUTHORITY. Each party represents and warrants to the other that it has the legal power, authority and right to enter into this Agreement and to perform its respective obligations set forth herein.

     9.2 VALID LICENSES. Each party represents and warrants that it has authority to grant the rights and licenses set forth in this Agreement.

     9.3 NO CONFLICTS. Each party represents and warrants that as of the Agreement Date it is not a party to any agreement or arrangement with any Third Party or under any obligation or restriction, including pursuant to its Certificate of Incorporation or By-Laws or other charter documents, which in any way limits or conflicts with its ability to fulfill any of its obligations under this Agreement.

     9.4 DISCLAIMER. Except as expressly set forth in this Agreement, EACH PARTY MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE INFORMATION, MATERIALS, SOFTWARE AND OTHER TECHNOLOGY PROVIDED HEREUNDER WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS OF ANY THIRD PARTY. NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND AS TO THE PATENTABILITY OF ANY DISCOVERY MADE OR TECHNOLOGY DEVELOPED UNDER THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT THIS AGREEMENT PROVIDES FOR AN INNOVATIVE PROGRAM UTILIZING NEW TECHNOLOGIES AND THAT NO WARRANTY IS MADE AS TO THE UTILITY OF ANY INFORMATION, MATERIALS, SOFTWARE OR OTHER TECHNOLOGY PROVIDED HEREUNDER.

10.  TERM; TERMINATION.

     10.1 TERM. The term of this Agreement shall commence upon the Effective Date and shall expire upon the expiration of all royalty obligations set forth in Section 6.4.

     10.2   TERMINATION FOR BREACH.

            (a) BREACH BY GENE LOGIC. If Gene Logic breaches a material term of this Agreement at any time, and has not cured such breach within 60 days after written notice thereof from Organon, then Organon shall have the right to terminate this Agreement effective upon written notice thereof, whereupon all rights and obligations of the parties under this Agreement shall terminate except as set forth in Section 10.5 and subject to the following: (i) the licenses granted to Organon under Section 5 shall remain in full force and effect for so long as Organon is not in breach of its obligations to Gene Logic under this Agreement and (ii) Gene Logic shall return to Organon all Confidential Information of Organon.

            (b) BREACH BY ORGANON. If Organon breaches a material term of this Agreement at any time, and has not cured such breach within 60 days (or within 15 days in the event of a material breach by Organon of its obligations to make any royalty payments due) after written notice thereof from Gene Logic, then Gene Logic shall have the right to terminate this Agreement effective upon written notice thereof, whereupon all rights and obligations of the parties under this Agreement shall terminate except as set forth in Section 10.5 and subject to the following: (i) the licenses granted to Organon pursuant to
Section 5.1 shall terminate, (ii) if such termination occurs as the result of a material breach by Organon of its obligations to make any payment due under
Section 6.3, 6.4 or 7, the licenses granted to Organon pursuant to Section 5.3 shall terminate, (iii) the right of first negotiation granted to Organon pursuant to Section 5.4 shall terminate and (iv) Organon shall return to Gene Logic all Confidential Information of Gene Logic. In the event of an uncured material breach by Organon of its obligations to pay any royalties due and owing with respect to a Product pursuant to Section 6.4, if Gene Logic terminates the licenses it has granted to Organon pursuant to Section 5 in respect of such Product, at Gene Logic's request, Organon shall grant to Gene Logic an exclusive (even as to Organon) worldwide license (with the right to sublicense) to such Product, to the extent necessary to make, use or sell such Product subject to payment of a [ . . . *** . . .] royalty to Organon on Net Sales of such Product, and shall further assign to Gene Logic all Regulatory Approvals (to the extent permitted by law) in such countries.

     10.3 EFFECT OF BANKRUPTCY. If, during the Research Term, either party files a voluntary petition in bankruptcy, is adjudicated a bankrupt, makes a general assignment for the benefit of creditors, admits in writing that it is insolvent or fails to discharge within 15 days an involuntary petition in bankruptcy filed against it, then the Research Term and the entirety of this Agreement may be immediately terminated by the other party.

     10.4 REMEDIES. In the event of any breach of any provision of this Agreement, in addition to the termination rights set forth herein, each party shall have all other rights and remedies at law or equity to enforce this Agreement.

     10.5   SURVIVAL.  Sections 4.1, 4.2, 4.3, 4.4, 5.7, 8.2, 9, 10.2 (including the provisions therein that are contemplated to continue following termination) 10.5, 11, 12.1 and 12.4 shall survive the termination or expiration of this Agreement.

11. DISPUTE RESOLUTION.

     11.1 MEDIATION. Subject to Section 3.4, the parties shall resolve any controversy arising under or related to this Agreement, and any disputed claim by either party against the other under this Agreement, excluding any dispute relating to patent validity or infringement arising under this Agreement, by mediation using the Center for Public Resources ("CPR"). Unless the parties agree otherwise, the mediator will be selected from CPR and, if they require it, the parties shall notify CPR to initiate a selection process. The language of the mediation shall be English and the location of the mediation shall be Baltimore, Maryland unless the parties hereto mutually agree in writing to another place.

     11.2 FURTHER RESOLUTION. If the dispute has not been resolved by non-binding means as provided in Section 11.2 hereof, either party shall be free to take any action and seek any remedy it may have at law or in equity. Without limiting the foregoing, either party shall have the right, at any time, to seek specific performance and injunctive relief

                                          *Confidential Treatment Requested
hereunder. In any legal action relating to this Agreement, each party agrees to the exercise of jurisdiction over it by a state or federal court in Baltimore, Maryland and that any action brought hereunder shall be instituted in such court.

12.  GENERAL PROVISIONS.

     12.1 MUTUAL INDEMNIFICATION. Each party agrees to defend, indemnify and hold harmless the other party and its Affiliates, employees, agents, officers, directors and permitted from and against any judgments, settlements, damages, awards, costs (including attorneys' fees and costs) and other expenses arising out of any claims, actions or other proceedings by a Third Party (collectively a "Claim") arising out of or resulting from the development, manufacture, use, promotion, marketing, handling, storage or sale of any Product, except to the extent that such Claim arises out of or results from the negligence or misconduct of the party claiming a right of indemnification under this
Section 12.1, and to the extent that such Claim arises out of or results from infringement of the patent rights of any Third Party by the Gene Logic Technology if Gene Logic is the party claiming a right of indemnification under this Section 12.1. In the event either party seeks indemnification under this
Section 12.1, it shall inform the other party of a Claim as soon as reasonably practicable after it receives notice of the Claim, shall permit the other party to assume direction and control of the defense of the Claim (including the right to settle the Claim solely for monetary consideration), and shall cooperate as requested (at the expense of the other party) in the defense of the Claim. The obligations set forth in this Section shall survive the expiration or termination of this Agreement.

     12.2 ASSIGNMENT. This Agreement shall not be assignable by either party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, except a party may make such an assignment without the other party's consent to Affiliates or to a successor to substantially all of the business of such party, whether in merger, sale of stock, sale of assets or other transaction; PROVIDED, HOWEVER, that in the event of such transaction, no intellectual property rights of any Affiliate or Third Party that is an acquiring party shall be included in the technology licensed hereunder. This Agreement shall be binding upon and inure to the benefit of the parties' successors, legal representatives and assigns.

     12.3 NON-WAIVER. The waiver by either of the parties of any breach of any provision hereof by the other party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

     12.4 GOVERNING LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland other than those provisions governing conflicts of law.

     12.5 PARTIAL INVALIDITY. If and to the extent that any court or tribunal of competent jurisdiction holds any of the terms or provisions of this Agreement, or the application thereof to any circumstances, to be invalid or unenforceable in a final nonappealable order, the parties shall use their best efforts to reform the portions of this Agreement declared invalid to realize the intent of the parties as fully as practicable, and the remainder of this Agreement and the application of such invalid term or provision to circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each of the remaining terms and provisions of this Agreement shall remain valid and enforceable to the fullest extent of the law.

     12.6 NOTICE. Any notice to be given to a party under or in connection with this Agreement shall be in writing and shall be (i) personally delivered,
(ii) delivered by a nationally recognized overnight courier, (iii) delivered by certified mail, postage prepaid, return receipt requested or (iv) delivered via facsimile, with receipt confirmed, to the party at the address set forth below for such party:

     To Organon:                          To Gene Logic:

     Kloosterstraat 6                     10150 Old Columbia Road
     5349 AB Oss                          Columbia, Maryland  21046
     The Netherlands                      Attn:  President
     Attn:  Vice President, Research      Phone:  (410) 309-3100
            and Development               Fax:  (410) 309-3111
     Phone:  31-412-666299
     Fax:  31-412-666373

     with a copy to:                      with a copy to:

     Manager Licensing Department         L. Kay Chandler, Esq.

     Kloosterstraat 6                     Cooley Godward LLP
     5349 AB Oss                          4365 Executive Dr., Suite 1100
     The Netherlands                      San Diego, CA  92121
     Phone:  31-412-666299                Phone:  (619) 550-6000
     Fax:  31-412-666373                  Fax:  (619) 453-3555

or to such other address as to which the party has given written notice thereof. Such notices shall be deemed given upon receipt.

     12.7 HEADINGS. The headings appearing herein have been inserted solely for the convenience of the parties hereto and shall not affect the construction, meaning or interpretation of this Agreement or any of its terms and conditions.

     12.8 NO IMPLIED LICENSES OR WARRANTIES. No right or license under any patent application, issued patent, know-how or other proprietary information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement. Neither party warrants that (i) the

Research Program shall achieve any of the research objectives contemplated by them or (ii) any clinical or other studies will be successful.

     12.9 FORCE MAJEURE. No failure or omission by the parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement nor shall it create any liability if the same shall arise from any cause or causes beyond the reasonable control of the affected party, including, but not limited to, the following, which for purposes of this Agreement shall be regarded as beyond the control of the party in question: acts of nature; acts or omissions of any government; any rules, regulations, or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; invasion; strikes; and labor lockouts; provided that the party so affected shall use its best efforts to avoid or remove such causes of nonperformance and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

     12.10 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules hereto, constitutes the entire understanding between the parties with respect to the subject matter contained herein and supersedes any and all prior agreements, understandings and arrangements whether oral or written between the parties relating to the subject matter hereof, except for the Mutual Confidential Disclosure Agreement dated August 25, 1997.

     12.11 AMENDMENTS. No amendment, change, modification or alteration of the terms and conditions of this Agreement shall be binding upon either party unless in writing and signed by the party to be charged.

     12.12 INDEPENDENT CONTRACTORS. It is understood that both parties hereto are independent contractors and are engaged in the operation of their own respective businesses, and neither party hereto is to be considered the agent or partner of the other party for any purpose whatsoever. Neither party has any authority to enter into any contracts or assume any obligations for the other party or make any warranties or representations on behalf of the other party.

     12.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

GENE LOGIC INC.                                N.V. ORGANON


By: /s/ MICHAEL J. BRENNAN                     By: /s/ H.J. VERGOUWEN
   -------------------------------                ---------------------------
   Michael J. Brennan, M.D., Ph.D.                Name:  H.J. Vergouwen
   President and Chief Executive Officer          Title: Managing Director R&D

                                               By: /s/ G.B.A. SMEVEL
                                                  ------------------
                                                  G.B.A. Smevel
                                                  Managing Director I&C

                                    SCHEDULE 2.1



                                [ . . . *** . . . ]



The foregoing list may be amended by Gene Logic from time to time to delete one or more of the specified indications.


                                          *Confidential Treatment Requested

                                    SCHEDULE 3.1

                                RMC REPRESENTATIVES


ORGANON:

[To be determined at the first RMC meeting]




GENE LOGIC:

Keith O. Elliston, Ph.D.
Daniel R. Passeri, J.D.

                                    SCHEDULE 6.6

                         WIRE TRANSFER PAYMENT INSTRUCTIONS

          Bank:                                     [ . . . *** . . . ]

          Location:                                 [ . . . *** . . . ]

          ABA #:
          For further credit to client funds #:     [ . . . *** . . . ]
          Account Name:                               GENE LOGIC INC.
          Account #:                                [ . . . *** . . . ]

                                          *Confidential Treatment Requested